                                                       Exhibit 10.1

This Sales Contract ("Contract") is effective as of the 1st day of January, 2015, by and between
Kuraray America, Inc.,
The Applied Bank Center
2200 Concord Pike
Wilmington, DE  19803
(hereinafter known as “Kuraray” or “Seller”)
and
PGT Industries, Inc.
1070 Technology Drive
Nokomis, FL 34275
(hereinafter known as “Buyer")

Kuraray and PGT Industries, Inc. are hereinafter collectively referred to as the “Parties” and individually as a “Party.”  Intending to be legally bound, Buyer agrees to purchase from Kuraray and Kuraray agrees to sell to Buyer pursuant to the following conditions:

1. PRODUCTS/QUANTITY.  Kuraray shall sell and Buyer shall purchase Butacite® polyvinyl butyral interlayer and SentryGlas® ionoplast interlayer (“Product(s)”).  Buyer agrees throughout the term of this Contract that it will purchase one hundred percent (100%) of its laminated glass interlayer requirements for PGT Branded Products from Kuraray.

2. TERM OF CONTRACT.  This Contract shall be effective from January 1, 2015 to December 31, 2016.

3. PRICE.  Buyer shall pay Kuraray the prices listed in Attachment B for the Products it purchases from Kuraray for all of calendar year 2015. The prices stated in Attachment B may be changed by Kuraray only in accordance with the price increase provision in Attachment B.  Such changes shall be applicable to all material shipped hereunder on and after the date they become effective, unless subsequently again revised by Seller as provided herein.  In the event Buyer desires to terminate this Contract early as a result of any price increase, Buyer shall have the option to terminate within thirty (30) days after the price increase announcement.  If Buyer elects to terminate, Buyer will provide Seller thirty (30) days prior written notice of its intent to terminate upon receiving the price increase notification.  Notwithstanding termination, Buyer will be obligated to purchase any inventory, Product in transit, or Product made specifically for Buyer.

4. DELIVERY TERMS. Delivery will be made within the 48 contiguous United States and Canada.  Transportation will be by method, route and carrier selected by Kuraray; Buyer to bear the excess cost of any alternate method, route, or carrier selected by Buyer. Buyer will be provided a freight credit or discount for any material backhauled from Kuraray on Buyer’s equipment.

5. USER PROTECTION.  Buyer acknowledges that it has received and is familiar with Kuraray’s labeling and literature concerning the Products and will communicate such information to its employees who handle, use, or process such Products.

6. ENTIRE AGREEMENT.  This Contract along  with Kuraray’s  Terms and Conditions for Sale constitute the entire contract between the Parties regarding the subject matter described herein.  The Terms and Conditions for Sale are attached hereto and marked as Attachment A.  There are no other agreements, warranties, terms or conditions, expressed or implied, between the Parties.

7.	ASSIGNMENT/AMENDMENT/WAIVER. This Contract is neither assignable nor transferable, in whole or in part, except by in writing signed by both Parties.  This Contract may not be amended except by in writing signed by both Parties.  No waiver of any provision of this Contract by either Party shall be enforceable against that Party unless it is in writing and signed by both Parties.

8.	NOTICES. All notices required hereunder shall be sent by United States Postal or a recognized carrier to to the Party to be notified at the addresses specified above.

9.  HARDSHIP.  The Parties agree that it is not their intention that the effect or consequences of entering into this Contract should be to cause hardship but, despite the Parties’ best intent and as a result of changes in economic or market conditions, such hardship may be caused to either Party in complying with the terms of this Contract at the negotiated prices.  If such hardship arises, either Party may give notice in writing that it wishes to review the provisions of this Contract in light of such changed economic or market conditions.  The Parties agree that within thirty (30) days of the giving of such notice by either Party, the Parties shall negotiate in good faith modifications to this Contract to relieve such hardship in a manner equitable to both Parties.  If, within forty-five (45) days after giving of such notice, the Parties are unable to agree upon modification to this Contract, either Party may refer the dispute to an upper management representative from both Parties.  If thirty (30) days after the referral date, the Parties are still unable to resolve the dispute, the dispute shall be referred to arbitration and settled by binding arbitration in accordance with the rules of the American Arbitration Association.

10. TERMS  AND   CONDITIONS   OF  SALE.  All  sales  and  purchases  under  this  Contract  are  subject to
Kuraray’s Terms and Conditions of Sale (attached hereto as Attachment A) except to the extent inconsistent with the terms of this Contract.

11. GOVERNING LAW.  This Contract shall be governed by the laws of the State of Delaware.

12. CONFIDENTIALITY.  Any knowledge or information disclosed between Buyer and Kuraray which relates in any way to the Products and services of this Contract, the prices contained within the Contract,  or the fact of this Contract, unless otherwise agreed to in writing, or required by a governmental agency, shall be deemed proprietary and confidential and shall not be disclosed by either Party to any third party.  Both Parties shall keep confidential any technical, process, or economic information derived from the other in connection with this Contract and shall not divulge such information, directly or indirectly, for the benefit of any Party unless previously agreed to in writing by the other Party.

PGT INDUSTRIES, INC.                                                                                                   KURARAY AMERICA, INC

By: /s/ Brad Voss                                                                                          By: /s/ Stephen L. Cox

By: Brad Voss                               By: Stephen L. Cox

Title:  Director - Strategic Purchasing                                     Title: Vice President - Glass Laminating Solutions / Vinyls

Date: ___________________________________                              Date: ___________________________________